Exhibit 3.1

WINTRUST FINANCIAL CORPORATION

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 6.10 of the

Illinois Business Corporation Act

7.875% FIXED-RATE RESET NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES F
(no par value per share)

The undersigned, David A. Dykstra, Vice Chairman and Chief Operating Officer of Wintrust Financial Corporation, an Illinois corporation (the “Corporation”), hereby certifies that, in accordance with Section 6.10 of the Illinois Business Corporation Act, as amended (the “IBCA”), a duly authorized committee (the “Committee”) of the Board of Directors of the Corporation (the “Board of Directors”) hereby makes this Certificate of Designations and hereby states and certifies that pursuant to the authority conferred upon the Board of Directors by Article Four of the Amended and Restated Articles of Incorporation of the Corporation, as amended (as such may be amended, modified or restated from time to time, the “Articles of Incorporation”), and the duly adopted resolutions of the Board of Directors, and pursuant to Section 8.40 of the IBCA, the Committee duly adopted the following resolutions:

RESOLVED, that pursuant to Article Four of the Articles of Incorporation (which authorizes 20,000,000 shares of preferred stock, no par value (the “Preferred Stock”)), the resolutions duly adopted by the Board of Directors authorizing a new series of Preferred Stock consisting of not more than 18,000 shares and Section 8.40 of the IBCA, the Committee hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

7.875% FIXED-RATE RESET NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES F

Section 1.              Designation of Series and Number of Shares. The shares of such series of Preferred Stock shall be designated as the “7.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series F” (the “Series F Preferred Stock”), and the authorized number of shares that shall constitute such series shall be 18,000 shares, which may be decreased (but not below the number of shares of Series F Preferred Stock then issued and outstanding) from time to time by the Board of Directors. Shares of outstanding Series F Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of preferred stock of the Corporation undesignated as to series.

Section 2.              Ranking. The Series F Preferred Stock shall rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (1) on a parity with the Series D Preferred Stock, the Series E Preferred Stock and each other class or series of capital stock the Corporation may issue in the future, the terms of which expressly provide that such class or series shall rank on a parity with the Series F Preferred Stock as to dividend rights and rights on liquidation, winding up or dissolution of the Corporation (collectively, the “Parity Securities”), and on a parity with the Series D Preferred Stock and the Series E Preferred Stock for all other purposes, except as otherwise specifically provided in this Certificate of Designations, and (2) senior to Common Stock and each other class or series of capital stock the Corporation may issue in the future, the terms of which do not expressly provide that it ranks on a parity with or senior to the Series F Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding-up of the Corporation (the “Junior Securities”).

Section 3.              Definitions. As used herein with respect to the Series F Preferred Stock:

(a)          “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(b)          “Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Corporation, as amended, as it may be amended, modified or restated from time to time, and shall include this Certificate of Designations.

(c)          “Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.

(d)          “Business Day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

(e)          “By-Laws” means the Amended and Restated By-laws of the Corporation, as amended, as it may be amended, modified or restated from time to time.

(f)          “Calculation Agent” means Wintrust Investments, LLC and its successors and assigns, including any successor calculation agent with respect to shares of Series F Preferred Stock duly appointed by the Corporation.

(g)          “Certificate of Designations” means this Certificate of Designations relating to the Series F Preferred Stock, as it may be amended from time to time.

(h)          “Common Stock” means the common stock, no par value per share, of the Corporation.

(i)          “Corporation” means Wintrust Financial Corporation, an Illinois corporation.

(j)          “Designated Director” has the meaning assigned to such term in Section 8(a).

(k)          “Dividend Payment Date” means the 15th day of January, April, July and October of each year, commencing on October 15, 2025; provided, however, that if any such date is not a Business Day, then such date shall nevertheless be a Dividend Payment Date but dividends on the Series F Preferred Stock, when, as and if declared, shall be paid on the next succeeding Business Day (without adjustment in the amount of the dividend per share of Series F Preferred Stock).

(l)           “Dividend Period” means each period (i) commencing on, and including, a Dividend Payment Date (other than the initial Dividend Period, which shall commence on, and include, the Issue Date (provided that for any shares of Series F Preferred Stock issued after the Issue Date, the initial Dividend Period for such shares may commence on and include the original issue date of the Series F Preferred Stock if such shares are issued prior to the first Dividend Payment Date or otherwise will commence on and include the date on which such shares are issued (if it is a Dividend Payment Date) or the Dividend Payment Date next preceding the date they are issued)) and (ii) ending on, but excluding, the next Dividend Payment Date.

(m)          “Federal Reserve” means the Board of Governors of the Federal Reserve System and its delegates.

(n)          “First Reset Date” means July 15, 2030.

(o)          “Five-Year Treasury Rate” means, as of any Reset Dividend Determination Date:

(i)          The average of the yields to maturity on actively traded United States treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days immediately preceding the applicable Reset Dividend Determination Date appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve, as determined by the Calculation Agent in its sole discretion, as of 5:00 p.m. (Eastern Time) on such Reset Dividend Determination Date. If there are no such published yields on actively traded United States treasury securities adjusted to constant maturity, for five-year maturities, then the rate will be determined by interpolation between the average of the yields on actively traded United States treasury securities adjusted to constant maturity for two series of actively traded United States treasury securities, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case for the five Business Days immediately preceding such date of determination (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the H.15 Daily Update as of 5:00 p.m. (Eastern Time) as of any date of determination; and

(ii)          If no calculation is provided as described above, then the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year Treasury Rate, shall determine the Five-Year Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry accepted successor Five-Year Treasury Rate, then the Calculation Agent shall use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the Business Day convention, the definition of Business Day and the Reset Dividend Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate. If the Calculation Agent determines that the Five-Year Treasury Rate cannot be determined as described above, then the interest rate will be the same interest rate determined for the prior Reset Period or, if this sentence is applicable with respect to the first Reset Dividend Determination Date, the interest rate will be 3.997%.

The Five-Year Treasury Rate shall be determined by the Calculation Agent on the Reset Dividend Determination Date. If the Five-Year Treasury Rate for any Dividend Period cannot be determined pursuant to the methods described in clauses (i) and (ii) above, the dividend rate for such Dividend Period shall be the same as the dividend rate determined for the immediately preceding Dividend Period.

(p)          “Holder” means the Person in whose name the shares of the Series F Preferred Stock are registered, which may be treated by the Corporation, Transfer Agent and Registrar as the absolute owner of the shares of Series F Preferred Stock for the purpose of making payment and for all other purposes.

(q)          “Issue Date” means the date on which shares of the Series F Preferred Stock are first issued.

(r)          “Junior Securities” has the meaning assigned to such term in Section 2.

(s)          “Liquidation Preference” means $25,000 per share of Series F Preferred Stock.

(t)          “Nonpayment Event” has the meaning assigned to such term in Section 8(a)(i).

(u)          “Nonpayment Remedy” has the meaning assigned to such term in Section 8(a)(iii).

(v)          “Officer” means the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Chief Legal Officer and any other Executive Vice President, Senior Vice President, Treasurer or Secretary of the Corporation.

(w)          “Parity Securities” has the meaning assigned to such term in Section 2.

(x)          “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(y)          “Redemption Price” has the meaning assigned to such term in Section 7(a).

(z)          “Registrar” means the registrar with respect to the Series F Preferred Stock, which shall initially be Equiniti Trust Company, LLC, and its successors and assigns, including any successor registrar duly appointed by the Corporation.

(aa)         “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the Issue Date; (ii) any proposed change in those laws or regulations that is announced or becomes effective after the Issue Date; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the Issue Date, there is more than an insubstantial risk that the Corporation shall not be entitled to treat the full Liquidation Preference of all shares of Series F Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines of Federal Reserve Regulation Y (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of Series F Preferred Stock is outstanding.

(bb)        “Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date, which in each case, shall not be adjusted for Business Days.

(cc)         “Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling three Business Days prior to the beginning of such Reset Period, subject to any adjustments made by the Calculation Agent as provided for herein.

(dd)        “Reset Period” means the period from, and including, July 15, 2030 to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date.

(ee)         “Series D Preferred Stock” means the Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series D, no par value, of the Corporation.

(ff)          “Series E Preferred Stock” means the 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E, no par value, of the Corporation.

(gg)        “Transfer Agent” means the transfer agent with respect to the Series F Preferred Stock, which shall initially be Equiniti Trust Company, LLC, and its successors and assigns, including any successor transfer agent duly appointed by the Corporation.

(hh)        “Voting Preferred Stock” means the Series D Preferred Stock, the Series E Preferred Stock and all other series of preferred stock of the Corporation that rank equally with Series F Preferred Stock either or both as to the payment of dividends and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation and upon which like voting rights have been conferred and are exercisable.

Section 4.             Dividends.

(a)          Rate. Holders of Series F Preferred Stock shall be entitled to receive, only when, as, and if declared by the Board of Directors out of assets of the Corporation legally available therefor, non-cumulative cash dividends on the Liquidation Preference, at a rate equal to (i) from the Issue Date to, but excluding, the First Reset Date, a fixed rate per annum of 7.875%, and (ii) from, and including, the First Reset Date, during each Reset Period, a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Dividend Determination Date, plus 3.878%. If declared by the Board of Directors, dividends shall be payable, quarterly, in arrears, on the Series F Preferred Stock on a Dividend Payment Date. If any date on which dividends would otherwise be payable is not a Business Day, then the Dividend Payment Date shall be the next Business Day without any adjustment to the amount of dividends paid. Dividends shall be payable to Holders of record of Series F Preferred Stock as they appear on the Corporation’s stock register at 5:00 p.m., New York City time, on the applicable record date, which shall be the first (1st) calendar day of the month, whether or not a Business Day, before the applicable Dividend Payment Date, or such other record date, not exceeding 30 days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors. In the event that additional shares of Series F Preferred Stock are issued after the Issue Date, dividends on such additional shares shall accrue from the original issuance date of such additional shares. Notwithstanding any other provision hereof, dividends on the Series F Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines. Dividends payable on the Series F Preferred Stock for any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series F Preferred Stock shall cease to accrue on the redemption date, if any, as described in Section 7, unless the Corporation defaults in the payment of the Redemption Price of the shares of the Series F Preferred Stock called for redemption.

(b)          Dividends Noncumulative. Dividends on the Series F Preferred Stock shall not be cumulative. If the Board of Directors does not declare a dividend on the Series F Preferred Stock in respect of a Dividend Period, then no dividend shall be deemed to have accrued for such Dividend Period, be payable on the applicable Dividend Payment Date, or be cumulative, and the Corporation shall have no obligation to pay any dividend for that Dividend Period, whether or not the Board of Directors declares a dividend on the Series F Preferred Stock for any future Dividend Period.

(c)          Priority of Dividends. During any Dividend Period, so long as any share of Series F Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Securities (other than (1) a dividend payable solely in Junior Securities or (2) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan), (ii) no shares of Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (1) as a result of a reclassification of Junior Securities for or into other Junior Securities, (2) the exchange or conversion of one share of Junior Securities for or into another share of Junior Securities, (3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities, (4) purchases, redemptions or other acquisitions of shares of Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (5) purchases of shares of Junior Securities pursuant to a contractually binding requirement to buy Junior Securities existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan, (6) the purchase of fractional interests in shares of Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (7) purchases or other acquisitions by any of the Corporation’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in Junior Securities in the ordinary course of business, (8) purchases by any of the Corporation’s broker-dealer subsidiaries of the Corporation’s capital stock for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, or (9) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of its subsidiaries), including as trustees or custodians, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation), and (iii) no shares of Parity Securities, if any, shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, during a Dividend Period (other than (1) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series F Preferred Stock and such Parity Securities, if any, (2) as a result of a reclassification of Parity Securities for or into other Parity Securities, (3) the exchange or conversion of Parity Securities for or into other Parity Securities or Junior Securities, (4) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Securities, (5) purchases of shares of Parity Securities pursuant to a contractually binding requirement to buy Parity Securities existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan, (6) the purchase of fractional interests in shares of Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (7) purchases or other acquisitions by any of the Corporation’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in Parity Securities in the ordinary course of business, (8) purchases by any of the Corporation’s broker-dealer subsidiaries of the Corporation’s capital stock for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, or (9) the acquisition by the Corporation or any of its subsidiaries of record ownership in Parity Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of its subsidiaries), including as trustees or custodians, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation) unless, in each case, the full dividends for the preceding Dividend Period on all outstanding shares of Series F Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside. Subject to the immediately succeeding paragraph of this Section 4(c), for so long as any share of Series F Preferred Stock remains outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Securities for any period unless full dividends on all outstanding shares of Series F Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside for all outstanding shares of Series F Preferred Stock.

To the extent the Corporation declares dividends on the Series F Preferred Stock and on any Parity Securities but does not make full payment of such declared dividends, the Corporation shall allocate the dividend payments ratably among the Holders of the shares of Series F Preferred Stock and the holders of any Parity Securities then outstanding as follows:

(i)          First, ratably by the holders of any Parity Securities who have the right to receive dividends with respect to past Dividend Periods for which such dividends were not declared and paid, in proportion to the respective amounts of such undeclared and unpaid dividends relating to past Dividend Periods, and

(ii)          Thereafter, ratably by the holders of Series F Preferred Stock and any Parity Securities, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the current Dividend Period for Series F Preferred Stock or Dividend Period for such Parity Securities, as applicable.

To the extent a dividend period with respect to any Parity Securities coincides with more than one Dividend Period with respect to Series F Preferred Stock, for purposes of the immediately preceding paragraph of this Section 4(c), the Board of Directors shall treat such Dividend Period as two or more consecutive Dividend Periods, none of which coincides with more than one Dividend Period with respect to Series F Preferred Stock or in any other manner that it deems to be fair and equitable.

The Corporation is not obligated to pay Holders of the Series F Preferred Stock any dividend in excess of the dividends on the Series F Preferred Stock that are payable as described in this Section 4. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Parity Securities or Junior Securities from time to time out of any funds legally available therefor, and the shares of Series F Preferred Stock shall not be entitled to participate in any such dividend.

Section 5.              Liquidation.

(a)          In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds-up, the Holders at the time shall be entitled to receive a liquidating distribution in the amount of $25,000 per share of Series F Preferred Stock, plus any declared and unpaid dividends thereon (without accumulation of any undeclared dividends) to and including the date of such liquidation, out of assets legally available for distribution to the Corporation’s shareholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, the Holders shall not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Corporation.

(b)          In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series F Preferred Stock and the corresponding amounts payable on any Parity Securities, if any, Holders and the holders of such Parity Securities shall be paid pro rata in accordance with the respective aggregate liquidating distribution owed to such holders pursuant to Section 5(a). If the Liquidation Preference plus declared and unpaid dividends has been paid in full to all Holders and the holders of such Parity Securities, if any, the holders of Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c)          The Corporation’s consolidation or merger with or into any other entity, including a merger or consolidation in which the Holders receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

Section 6.              Maturity; Nonconvertible. The Series F Preferred Stock shall be perpetual unless redeemed in accordance with this Certificate of Designations. The Holders of Series F Preferred Stock shall not have any rights to convert shares of Series F Preferred Stock into, or exchange shares of Series F Preferred Stock for, shares of any other class of capital stock of the Corporation.

Section 7.              Redemptions.

(a)          Optional Redemption. Except as provided below in this Section 7(a), the Series F Preferred Stock may not be redeemed. On and after the First Reset Date, the Corporation may, at its option, on any Dividend Payment Date on or after the First Reset Date, subject to the prior approval of the Federal Reserve or other Appropriate Federal Banking Agency, if required, and to the satisfaction of any conditions precedent to redemption set forth in the capital guidelines or regulations of the Federal Reserve or other Appropriate Federal Banking Agency, if any, redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Series F Preferred Stock at the time outstanding, upon notice given as provided in Section 7(c) below, at the Redemption Price in effect at the redemption date as provided in this Section 7. In the event the applicable Dividend Payment Date that is the redemption date is not a Business Day, the Redemption Price shall be paid on the next Business Day without any adjustment to the amount of the Redemption Price.

Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation may, at its option, subject to the prior approval of the Federal Reserve or other Appropriate Federal Banking Agency, if required, and to the satisfaction of any conditions precedent to redemption set forth in the capital guidelines or regulations of the Federal Reserve or other Appropriate Federal Banking Agency, if any, upon notice given as provided in Section 7(c) below, redeem, all (but not less than all) of the shares of Series F Preferred Stock at the time outstanding at the Redemption Price in effect at the redemption date as provided in this Section 7. The “Redemption Price” for shares of Series F Preferred Stock shall be the Liquidation Preference per share, together (except as otherwise provided herein) with an amount equal to any dividends that have been declared but not paid prior to the redemption date without accumulation of any undeclared dividends to, but excluding, the redemption date.

(b)          No Sinking Fund. The Series F Preferred Stock shall not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series F Preferred Stock shall not have any right to require redemption or repurchase of any shares of Series F Preferred Stock.

(c)          Notice of Redemption. Notice of every redemption of shares of Series F Preferred Stock shall be given by first class mail, postage prepaid, addressed to the Holders of record of the shares of Series F Preferred Stock to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 10 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series F Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series F Preferred Stock. Notwithstanding the foregoing, if the shares of Series F Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the Holders of Series F Preferred Stock in any manner permitted by The Depository Trust Company or any other such facility. Each such notice given to a Holder shall state: (1) the redemption date; (2) the number of shares of Series F Preferred Stock to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (3) the Redemption Price; and (4) if shares of Series F Preferred Stock are evidenced by definitive certificates, the place or places where certificates evidencing such shares are to be surrendered for payment of the Redemption Price.

(d)          Partial Redemption. In case of any redemption of only part of the shares of Series F Preferred Stock at the time outstanding, the shares of Series F Preferred Stock to be redeemed shall be selected either pro rata or by lot or in such other manner as the Corporation may determine to be equitable. Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series F Preferred Stock shall be redeemed from time to time.

(e)          Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, then, notwithstanding that any certificate for any share of Series F Preferred Stock so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares of Series F Preferred Stock so called for redemption, all shares of Series F Preferred Stock so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares of Series F Preferred Stock shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the Holders of the shares of Series F Preferred Stock so called for redemption shall look only to the Corporation for payment of the Redemption Price of such shares of Series F Preferred Stock.

Section 8.          Voting Rights. The Holders of Series F Preferred Stock shall not have any voting rights except as set forth in this Section 8 or as otherwise from time to time required by Illinois law or as may be required by the rules of the NASDAQ Stock Market. Each Holder of Series F Preferred Stock shall have one vote per share (except as set forth in Section 8(a) below) on any matter in which Holders of such shares are entitled to vote.

(a)          Right to Elect Two Directors Upon Nonpayment Events.

(i)          Whenever dividends on any shares of Series F Preferred Stock or any other series of Voting Preferred Stock shall not have been declared and paid for the equivalent of six or more Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the number of directors then constituting the Board of Directors shall automatically be increased by two and the Holders of Series F Preferred Stock, together with the holders of any outstanding shares of Voting Preferred Stock, voting together as a single class in proportion to their respective liquidation preferences, shall be entitled to elect two additional directors (each, a “Designated Director”), provided that it shall be a qualification for election for any such Designated Director that the election of such director shall not cause the Corporation to violate the corporate governance requirements of the NASDAQ Stock Market (or any other exchange or automated quotation system on which the Corporation’s securities may then be listed or quoted); and provided further that the Board of Directors shall, at no time, include more than two Designated Directors, including all directors that the holders of any series of Voting Preferred Stock are entitled to elect pursuant to their respective voting rights. The rights of the Holders of the Series F Preferred Stock under this clause (i) shall be subject to divestment pursuant to clause (iii) below.

(ii)          In the event that the Holders of the Series F Preferred Stock, and such other holders of Voting Preferred Stock, shall be entitled to vote for the election of the Designated Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of the Series F Preferred Stock or of any other such series of Voting Preferred Stock then outstanding, voting together as a single class in proportion to their respective liquidation preferences (provided that such request is received at least 90 calendar days before the date fixed for the next annual or special meeting of the shareholders of the Corporation, failing which such election shall be held at such next annual or special meeting of shareholders), and at each subsequent annual meeting of shareholders of the Corporation. Such request to call a special meeting for the initial election of the Designated Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series F Preferred Stock or Voting Preferred Stock then outstanding, and delivered to the Secretary of the Corporation in such manner as provided for in Section 11 below, or as may otherwise be required by applicable law. The rights of the Holders of the Series F Preferred Stock under this clause (ii) shall be subject to divestment pursuant to clause (iii) below.

(iii)          If and when dividends have been paid in full, or declared and a sum sufficient for such payment shall have been set aside, on the Series F Preferred Stock and any other series of Voting Preferred Stock for at least four consecutive Dividend Periods after a Nonpayment Event (a “Nonpayment Remedy”), the Holders of the Series F Preferred Stock shall immediately, and without any further action by the Corporation, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent Nonpayment Event (and the number of Dividend Periods in which dividends have not been declared and paid shall be reset to zero). If such voting rights for Holders of the Series F Preferred Stock and all other holders of Voting Preferred Stock shall have terminated, the term of office of each Designated Director so elected shall forthwith terminate and the number of directors on the Board of Directors shall automatically be reduced accordingly. In determining whether dividends have been paid for four Dividend Periods following a Nonpayment Event, the Corporation may take account of any dividend that it elects to pay for such a Dividend Period after the regular Dividend Payment Date for that Dividend Period has passed.

(iv)          Any Designated Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series F Preferred Stock and Voting Preferred Stock (voting together as a single class in proportion to their respective liquidation preferences), when they have the voting rights described above. In the event that a Nonpayment Event shall have occurred and there has not been a Nonpayment Remedy, any vacancy in the office of a Designated Director (other than prior to the initial election of Designated Directors after a Nonpayment Event) may be filled by the written consent of the Designated Director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Series F Preferred Stock and Voting Preferred Stock (voting together as a single class in proportion to their respective liquidation preferences), when they have the voting rights described above; provided that the filling of each vacancy shall not cause the Corporation to violate the corporate governance requirements of the NASDAQ Stock Market (or any other exchange or automated quotation system on which the Corporation’s securities may be listed or quoted). Any such vote of such holders of the Series F Preferred Stock and Voting Preferred Stock to remove, or to fill a vacancy in the office of, a Designated Director may be taken only at a special meeting of such shareholders, called as provided above for an initial election of Designated Director after a Nonpayment Event (provided that such request is received at least 90 calendar days before the date fixed for the next annual or special meeting of the shareholders, failing which such election shall be held at such next annual or special meeting of shareholders). Each Designated Director shall each be entitled to one vote on any matter that shall come before the Board of Directors for a vote. Each Designated Director elected at any special meeting of shareholders or by written consent of the other Designated Director shall hold office until the next annual meeting of the shareholders if such office shall not have previously terminated as above provided.

(b)           Other Voting Rights. So long as any shares of Series F Preferred Stock remain outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of Series F Preferred Stock and any Voting Preferred Stock then outstanding (subject to the last paragraph of this Section 8(b)) and entitled to vote thereon, voting together as a single class in proportion to their respective liquidation preferences, given in person or by proxy, either by vote at any meeting called for the purpose or, if permitted by the Articles of Incorporation, in writing without a meeting, shall be necessary for effecting or validating:

(i)          Authorization of Senior Stock. Any amendment or alteration of the Articles of Incorporation or this Certificate of Designations to authorize or create, or increase the authorized amount of, any shares of any class or series of capital stock of the Corporation ranking senior to the Series F Preferred Stock with respect to either or both the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon any liquidation, dissolution or winding up of the Corporation;

(ii)          Amendment of Series F Preferred Stock. Any amendment, alteration or repeal of any provision of the Articles of Incorporation or this Certificate of Designations so as to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series F Preferred Stock, taken as a whole; provided, however, that for all purposes of this Section 8, (1) any increase in the amount of the Corporation’s authorized but unissued shares of Common Stock or preferred stock, (2) any increase in the amount of the Corporation’s authorized or issued shares of Series F Preferred Stock, and (3) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock of the Corporation ranking equally with or junior to the Series F Preferred Stock with respect to either or both the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, shall not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series F Preferred Stock; or

(iii)          Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series F Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series F Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, in each case, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and (y) such shares of Series F Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series F Preferred Stock immediately prior to such consummation, taken as a whole.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 8(b) would materially and adversely affect one or more but not all series of Voting Preferred Stock (including the Series F Preferred Stock for this purpose), then only the series of Voting Preferred Stock materially and adversely affected and entitled to vote shall vote as a class in lieu of all other series of Voting Preferred Stock.

(c)          Change for Clarification. Without the consent of the Holders of the Series F Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers of the Series F Preferred Stock, taken as a whole, and to the extent permitted by law, the Corporation may amend, alter, supplement or repeal any terms of the Articles of Incorporation or this Certificate of Designation for the following purposes:

(i)          to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be ambiguous, defective or inconsistent; or

(ii)          to make any provision with respect to matters or questions relating to the Series F Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.

(d)          Changes after Provision for Redemption. Notwithstanding anything to the contrary in this Section 8, no vote or consent of the Holders of Series F Preferred Stock shall be required pursuant to Section 8(a) or 8(b) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such section, all outstanding shares of Series F Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 7 above.

(e)          Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders of Series F Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the By-Laws, applicable law and any national securities exchange or other trading facility, if any, on which the Series F Preferred Stock is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series F Preferred Stock and any Voting Preferred Stock has been cast or given on any matter on which the Holders of shares of Series F Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation preference amounts of the Series F Preferred Stock and such other Voting Preferred Stock voted or covered by the consent.

Section 9.              Transfer Agent and Registrar. The duly appointed Transfer Agent and Registrar for the Series F Preferred Stock shall initially be Equiniti Trust Company, LLC. The Corporation may, in its sole discretion, remove the Transfer Agent and Registrar; provided that the Corporation shall appoint a successor transfer agent and registrar who shall accept such appointment prior to the effectiveness of such removal.

Section 10.            Certificates. The Corporation may at its option issue shares of Series F Preferred Stock without certificates. To the extent any certificates are issued with respect to shares of Series F Preferred Stock, the Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Registrar. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation and the Registrar of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Registrar and the Corporation.

Section 11.            Miscellaneous. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to the principal executive office of the Corporation or to the Transfer Agent at its principal office in the United States, or other agent of the Corporation designated as permitted by this Certificate of Designations, or (ii) if to any Holder or holder of shares of Common Stock, as the case may be, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series F Preferred Stock or the Common Stock, as the case may be), or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by David A. Dykstra, Vice Chairman and Chief Operating Officer, this 9th day of May, 2025.

WINTRUST FINANCIAL CORPORATION

By:	/s/ David A. Dykstra
Name: David A. Dykstra
Title: Vice Chairman and Chief Operating Officer

[Signature Page to Certificate of Designations]